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                                                                  Exhibit 23(f)

                   CONSENT OF BARR DEVLIN & CO. INCORPORATED

  We hereby consent to the use of our opinion in the Joint Proxy Statement-Prospectus of Duke Power Company and PanEnergy Corp included in this Registration Statement of Duke Power Company and to all references to our firm included in or made a part of this Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder.

                                          Barr Devlin & Co. Incorporated

                                              /s/ Stephen R. Day
                                          By: _____________________________
                                                  Managing Director

March 13, 1997